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                      STATE STREET RESEARCH INSTITUTIONAL FUNDS

                        Plan pursuant to Rule 18f-3 under the
                            Investment Company Act of 1940
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                                     June__, 1999

     This Plan (the "Plan") is adopted by State Street Research Institutional Funds (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios ("Funds"). This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

     Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class I Shares, Class II Shares, Class III Shares and Class IV Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS ELIGIBILITY

     A shareholder's class eligibility is generally dependent on the aggregate size of the shareholder's total investment in all Funds of the Trust ("Total Investment"), as described from time to time in the Prospectus. Notwithstanding any such eligibility requirements, State Street Research & Management Company ("State Street Research") and its affiliates shall always be eligible to invest in any class of shares of any Fund, without regard to any Total Investment or other minimum investment requirements.

     A shareholder's Total Investment will be determined by State Street Research, the Trust's investment adviser and shareholder servicer as of the last business day of each calendar quarter and on such other dates as may be determined by State Street Research (each a "Measuring Date"). A shareholder's Total Investment as of any Measuring Date will equal the aggregate net asset value of the shareholder's assets invested in all Funds of the Trust as of such Measuring Date.

     In addition, each Fund may establish a separate minimum investment requirement, based on assets in that Fund only, as described from time to time in the Prospectus. Each Fund may also impose special eligibility requirements relating to the type of investor (e.g., natural person,

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partnership, corporation, ERISA plan, etc.), including eligibility restrictions and/or imposing special minimum investment requirements, as described from time to time in the Prospectus.

CLASS CHARACTERISTICS

     The sole difference among the various classes of shares is the level of shareholder service fee ("Shareholder Service Fee") borne by the class for client and shareholder service, reporting and other support provided to such class by State Street Research, acting in its capacity as the Trust's shareholder servicer.

     The multiple class structure is designed to reflect that, as the size of a particular shareholder's Total Investment increases, the cost to service that shareholder is expected to decrease as a percentage of the shareholder's Total Investment. Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets invested in the Trust.

INCOME AND EXPENSE ALLOCATIONS

     Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust's shares (the "Shareholder Servicer") shall be allocated on a class-by-class basis and are therefore "Class Expenses" under this Plan. Upon any future approval by the Trust's Board of Trustees, including a majority of the independent Trustees, the following expenses may be deemed to be "Class Expenses" and upon such approval may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, and
(i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

     Each Fund's income, expenses, gain and loss accounts will be allocated to each class of shares of the relevant Fund. On a daily basis, net investment income and realized and unrealized gains and losses will be allocated to each class based upon the relative percentage of net assets or "dividend assets", as appropriate, at the beginning of the day in each class, after such assets are adjusted for the prior business day's capital share transactions. Dividend assets


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are defined as the aggregate net asset value of those shares eligible to receive a dividend in the current day as set forth in the Fund's prospectus. The balances of each Fund's income, expenses, gain and loss accounts will be accumulated by class of shares.

     On a daily basis, the allocation of expenses to each class of shares will depend upon the nature of each expenditure. Expenditures fall into two categories:

     1.   Class Expenses (defined above); and

     2. Fund Expenses (all expenses not now or hereafter designated as Class Expenses).

     Notwithstanding the foregoing, each Fund may allocate all expenses other than Class Expenses and income and realized and unrealized capital gains and losses to each class on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund's allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets or dividend assets.

     WAIVERS AND REIMBURSEMENTS

     State Street Research may choose to waive or reimburse Shareholder Service Fees, Fund Expenses or any other Class Expenses, on a voluntary or temporary basis.

CONVERSION AND EXCHANGE FEATURES

     The value of each shareholder's Total Investment in the Trust will be determined by State Street Research on each Measuring Date. Based on that determination, each shareholder's shares of each Fund will be automatically converted to the class of shares of such Fund which is then being offered with the lowest Shareholder Service Fee for which the shareholder is eligible based on the amount of the shareholder's Total Investment on the Measuring Date. The conversion will occur within 10 business days following the Measuring Date, with the precise date of the conversion to be determined by State Street Research in its sole discretion. Notwithstanding the foregoing, (i) there will be no automatic conversion from a class of shares with a lower Shareholder Service Fee to a class of shares with a higher Shareholder Service Fee unless appropriate disclosure regarding the higher Shareholder Service Fee has been given to the affected shareholder(s) in the Prospectus or otherwise, and (ii) from time to time, the Trustees may determine that there will be no conversion from a class of shares with a lower Shareholder Service Fee to a class of shares with a higher Shareholder Service Fee unless the shareholder's Total Investment is at least a specified dollar amount less than the minimum Total Investment for the shareholder's then existing class of shares on such Measuring Date, as described in the Prospectus from time to time.

     Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other


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charge. The conversion of a shareholder's investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the shareholder. The shareholder's tax basis in the new class of shares will equal its tax basis in the old class before conversion. The conversion of shares from one class to another class of shares may be suspended if, in the opinion of counsel obtained by the Trust, the conversion from one class of shares to another may constitute a taxable event under then current federal income tax law.

     Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 3 of the Trust's Agreement and Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of any Fund if at such time such shareholder owns shares of any Fund or class thereof "having an aggregate net asset value less than an amount determined from time to time by the Trustees."

NAV AND DIVIDENDS/DISTRIBUTIONS

     Net Asset Value ("NAV") by class will be determined by dividing the ending total net assets by class by the number of shares outstanding in each class. The calculation of dividends and distributions will be dependent upon the dividend and distribution policy of that Fund:

     1.  Periodic Dividend Funds

     Dividends from net investment income for periodic dividend Funds will be determined as follows: Dividends will be determined pursuant to authority of the Fund's Trustees, before the deduction of Class Expenses, for all classes of shares combined. From this amount, an amount equal to the per share amount of Class Expenses accrued during the period to which the dividend relates is subtracted. The result is the rate per share payable to each class.

     Distributions from net realized capital gains will be determined by dividing the total amount of gains to be distributed as declared pursuant to authority of the Trustees by the total number of shares outstanding on the ex-dividend date.

     2.  Daily Dividend Funds

     Dividends from net investment income for daily dividend Funds will be determined as follows: A daily dividend per share for each class will be determined pursuant to authority of the Trustees. From this amount, an amount equal to the per share amount of the difference in Class Expenses for the day is added or subtracted as appropriate. The result is the dividend per share payable to each class.

     Distributions from net realized capital gains will be determined by dividing the total amount of gains to be distributed as declared pursuant to authority of the Trustees by the total number of shares outstanding on the ex-dividend date.


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     3.   Money Market Funds

     Daily dividends for money market Funds will be calculated as follows: The amount of realized gain or loss for each class of shares will be added or subtracted, as appropriate, to the daily amount of net investment income for each class of shares, after the recording of all Fund and Class Expenses. The result is the daily dividend for each class of shares.

VOTING RIGHTS

     Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

RESPONSIBILITIES OF THE TRUSTEES

     On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the classes of shares. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

REPORTS TO THE TRUSTEES

     State Street Research will be responsible for reporting any potential or existing conflicts among the classes of shares to the Trustees.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.



Adopted this ____ day of ___________, 1999


By:
   ------------------------
    Name:
    Title:


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